UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Amendment No. 2

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CENTER BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTER BANCORP, INC.

Corporate Headquarters
2455 Morris Avenue
Union, New Jersey 07083
(908) 688-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2007

To Our Shareholders:

The Annual Meeting of Shareholders of Center Bancorp, Inc. (the “Corporation”) will be held at the Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey on May 15, 2007, at 10:00 a.m., for the following purposes:

1. To elect four Class 1 directors, whose three year terms will expire in 2010.

2. To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record of the Corporation at the close of business on April 2, 2007 shall be entitled to notice of and to vote at the Annual Meeting. Each share of the Corporation’s Common Stock is entitled to one vote.

RETURN ONLY THE BLUE PROXY CARD – YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN ONLY YOUR BLUE PROXY CARDS SOLICITED BY YOUR BOARD OF DIRECTORS.

You are cordially invited to attend the Meeting.

By Order of the Board of Directors

John J. Davis
President and Chief Executive Officer

Dated: April 5, 2007

CENTER BANCORP, INC.
2455 Morris Avenue, Union, New Jersey 07083

PROXY STATEMENT

We are providing this proxy statement to you in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders to be held at the Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey at 10:00 a.m. on May 15, 2007, and any adjournments of that meeting. Participants in this solicitation consist of Center Bancorp and each of our directors – Hugo Barth III, Kenneth W. Battiato, Alexander A. Bol, Brenda Curtis, John J. Davis, John J. DeLaney, Jr., Donald G. Kein, James J. Kennedy, Stephen J. LaMont, Paul Lomakin, Jr., Eugene V. Malinowski, Herbert Schiller, Norman F. Schroeder and William A. Thompson. Our Board has nominated four of these participants – Messrs. Davis, Kein and Schroeder and Ms. Curtis – for election at the annual meeting. We are first sending copies of this proxy statement and the enclosed proxy card to our shareholders on or about April 5, 2007.

In response to new regulations recently adopted by the SEC, we have revised the format of our proxy statement somewhat this year and expanded certain of our disclosures. Unless we indicate otherwise, all references to “we”, us” and “our” and other similar terms are references to Center Bancorp, Inc.

Only shareholders of record at the close of business on April 2, 2007, a date which we refer to as the record date, will receive notice of our annual meeting and will be entitled to vote at our annual meeting. For each matter that is presented to our shareholders at our annual meeting, you will be entitled to one vote for each share of our common stock that you own on the record date. On the record date, there were 13,248,406 shares of our common stock outstanding.

In a Schedule 13G filing made on February 14, 2007, Private Capital Management, L.P stated that it beneficially owns a total of 785,557 shares of Common Stock (5.93% of the shares outstanding as of the record date). Private Capital Management, L.P. has an address of 8889 Pelican Bay Boulevard, Naples, Florida 34108.

In a joint Schedule 13G filing made on February 14, 2007 on behalf of OZ Management, L.L.C., Daniel S. Och and OZ Master Fund, Ltd. (OZ Management, L.L.C. and Daniel S. Och have an address of 9 West 57th Street, 39th Floor, New York, NY 10019 and OZ Master Fund, Ltd. has an address of c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, G.T. Harbour Centre, Second Floor, North Church Street, George Town, Grand Cayman Islands), such persons stated that that they beneficially own a total of 1,119,593 shares of Common Stock (8.45% of the shares outstanding as of the record date).

In a joint Schedule 13D filing initially made on June 29, 2006 and thereafter amended on numerous occasions, on behalf of Seidman and Associates, L.L.C, Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., Broad Park Investors, L.L.C, Chewy Gooey Cookies, L.P., Berggruen Holdings North America Ltd., Lawrence Seidman, Dennis Pollack, Harold Schechter, Raymond Vanaria, Peter Bray and LSBK06-08, L.L.C., such persons stated that as of February 1, 2007, they beneficially own a total of 1,226,740 shares of our common stock, representing 9.26% of the shares outstanding as of the record date. Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., Lawrence Seidman and Peter Bray have an address of 100 Misty Lane, Parsippany, New Jersey 07054. Mr. Seidman also has an address of 19 Veteri Place, Wayne, New Jersey 07470. Broad Park Investors, L.L.C. and Chewy Gooey Cookies, L.P. have an address of 80 Main Street, West Orange, New Jersey 07052. Berggruen Holdings North America Ltd. has an address of 1114 Avenue of the Americas, Forty First Floor, New York, New York 10036. Mr. Pollack has an address of 825 Third Avenue, New York, New York 10022. Mr. Schechter has an address listed in the Schedule 13D filing as 34 33rd Street, New York, New York 10001. Mr. Vanaria has an address of 155 North Dean Street, Englewood, New Jersey 07631.

We are not aware of any other person or entity that owned of record or beneficially more than five percent of our outstanding common stock as of the record date.

If you execute a proxy card, you may revoke your proxy at any time before it is exercised by either:

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submitting a later dated signed proxy before the annual meeting is conducted; or

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filing a written notice of revocation with our corporate Secretary either prior to the annual meeting or while the annual meeting is in progress but prior to the voting of your proxy: or

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submitting a written ballot at the annual meeting.

All proxy cards that are properly executed and not revoked will be voted as specified in the proxy card. If you sign and submit a blue proxy card but do not provide any voting instructions, the proxy card will be voted in favor of our Board’s nominees for election to our Board.

As you may know, a group led by dissident shareholder Lawrence B. Seidman has commenced a hostile proxy contest and has filed proxy materials in connection with the upcoming annual meeting. This dissident shareholder group has nominated its own slate of director nominees for election to our Board. Whenever you receive any proxy solicitation materials and a white proxy card from this dissident group, our Board of Directors recommends that you discard such materials from this dissident group. Our Board urges shareholders not to vote for the dissident shareholder group’s nominees and not to return any white proxy cards sent to shareholders by that group. For information regarding prior contacts between Center Bancorp and members of this dissident shareholder group, see “Nominating Committee Matters – Contacts with a Dissident Shareholder Group”.

If you submit a white proxy card voting in favor of one or more individuals nominated by the dissident shareholder group, you may revoke that proxy by submitting a later-dated blue proxy card voting in favor of the Board’s nominees. Likewise, if you submit a blue proxy card voting in favor of the Board’s nominees, you may revoke that proxy by submitting a later-dated white proxy card voting in favor of the individuals nominated by the dissident shareholder group.

Center Bancorp will bear the cost of soliciting proxies In addition to our soliciting proxies by use of the mails, our officers and employees or officers or employees of our bank subsidiary may solicit proxies by telephone, telegraph or personal interview, with nominal expense to us. Further, we have engaged Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies. Georgeson will receive a fee of approximately $105,000 plus reasonable out-of-pocket expenses for this work. We will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

If holders of a majority of the outstanding shares of our common stock are present in person or by proxy, we will have a quorum, which means that we will be able to transact business at the annual meeting. The election of directors will require the affirmative vote of a plurality of the common stock represented and entitled to vote at the annual meeting. In other words, the four persons who receive the highest number of votes will be deemed elected to our Board. If any other matters are submitted to shareholders at the annual meeting, such matters will be deemed “approved” if they receive the affirmative vote of a majority of the votes cast at the annual meeting by shareholders represented and entitled to vote at the annual meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the annual meeting, we will only count those votes which are cast “for” or “against”. We will count abstentions and broker non-votes solely for the purpose of determining whether a quorum is present at the annual meeting.

ELECTION OF DIRECTORS

Our By-Laws provide that our Board will consist of not less than five nor more than twenty-five members. The exact number of directors is fixed and determined from time to time by resolution of the full Board or by resolution of the shareholders at any annual or special meeting. Our Board has set the number of Directors at 14. Our certificate of incorporation states that our directors will be divided into three classes, as nearly equal in number as possible, with each class elected on a staggered term basis, normally for a period of three years. Shorter terms are permitted when necessary in order to equalize the size of the classes. At the upcoming annual meeting, four directors in Class 1 will be elected for a three year term to end in 2010. The terms of the directors in Class 2 and Class 3 will continue until 2009 and 2008, respectively.

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. In response, Nasdaq adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, our Board has determined that the members of the Audit Committee satisfy all applicable definitions of independence. Our Board has also determined that the following members of our Board (including all members of our Nominating and Compensation Committees) satisfy the Nasdaq definition of independence: Hugo Barth III, Kenneth W. Battiato, Alexander A. Bol, Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Stephen J. LaMont, Paul Lomakin, Jr., Eugene V. Malinowski, Herbert Schiller and William A. Thompson.

It is intended that the BLUE PROXY CARDS solicited by our Board will be voted FOR (unless otherwise directed) the election of our Board’s nominees – Brenda Curtis, John J. Davis, Donald G. Kein and Norman F. Schroeder – for three year terms. Center Bancorp does not contemplate that any nominee will be unable to serve as a director for any reason. Each of our Board’s nominees has agreed to serve if elected. However, in the event that one or more of our Board’s nominees should be unable to stand for election, discretionary authority is reserved to cast votes for the election of a substitute or substitutes selected by our Board of Directors and all proxies eligible to be voted for our Board’s nominees will be voted for such other person or persons. Each of the nominees is currently a member of the Board of Directors of Center Bancorp and our subsidiary, Union Center National Bank (the “Bank”).

With the exception of Mr. Malinowski, Mr. Barth, Ms. Curtis and Mr. Kennedy, each of the members of our Board has served in his or her current occupation for at least the past five years. Eugene V. Malinowski has served in his current position as the Chief Financial Officer and a senior vice president of Crown Bank (a commercial bank) since July 2006; previously, he served as Chief Financial Officer of Consolidated Information Services, Inc. (a provider of credit reports to mortgage brokers) from 2004 to June 2006. Before joining Consolidated Information Services, Mr. Malinowski served as the managing director of Capital Consulting Network, LLC (a provider of financial advisory services) from 2002 to 2004. He served as the Foundation’s Financial Business Manager for St. Barnabas Health Care Systems from 1999 to 2001 and as Senior Vice President and Chief Financial Officer of the former First Savings Bank of New Jersey from 1996 to 1999. Hugo Barth retired in 2003. Previously, he was a partner in the firm of Haeberle & Barth (funeral directors). Brenda Curtis also retired in 2003. She served as the Regional Vice President of the Eastern Division of the American Cancer Society from September 2002 until her retirement in August 2003. From June 1999 until September 2002, she served as the Regional Director of the American Cancer Society. From 1982 through 1999, Ms. Curtis was the Executive Director of the Union County (N.J.) branch of the American Cancer Society. During 2006, James J. Kennedy became the Managing Partner of KV Solar, LLC, an energy-conservation design and installation firm. Mr. Kennedy served as the Managing Partner of KV1 Asset Management, a hedge fund management company, from 1998 to 2005. Previously he was Senior Managing Director for Fuji Capital Markets Corporation, a derivatives-trading company, from 1990 to 1997, and was earlier a Vice-President & Trading Manager at Chemical Bank from 1984 to 1990.

As of January 15, 2007, our directors, according to information supplied by them, owned beneficially, directly or indirectly, the number of shares of our common stock set forth opposite their respective names below. All shares were held directly unless otherwise stated. Our directors have served continuously as such since the dates when they first became directors as set forth herein. The date appearing in parentheses opposite each director’s name in the “Director Since” column below represents the year in which such director became a director of Union Center National Bank, our wholly owned subsidiary. Each director presently serves as a director of both Union Center National Bank and Center Bancorp.

CLASS 1 – We have set forth below certain information with respect to each director in Class 1 (each of whom has been nominated for a three year term)

Name	Occupation	Age	Director Since	Number of Shares of Common Stock Held Beneficially Directly and Indirectly	Percent of Outstanding Shares

Brenda Curtis	Retired in 2003; see text above regarding prior years	65	1995 (1995)	49,745.38
John J. Davis	President and Chief Executive Officer of the Corporation and the Bank	64	1982 (1982)	221,111(a)	1.67
Donald G. Kein	Partner, Kein, Pollatschek & Greenstein (law firm)	69	1982 (1970)	139,152(b)	1.05
Norman F. Schroeder	President & CEO NFS Associates, Inc. (construction services)	41	2000 (2000)	107,381(c)	.81

——————

(a)	Direct	220,488
	Indirect	623 (jointly with wife)

(b)	Direct	102,402
	Indirect	36,750 (wife)

(c)	Direct	71,721
	Indirect	35,660 (35,205 as trustee and 455 owned by child)

CLASS 2 – We have set forth below certain information with respect to each director in Class 2 (each of whom has a term that will continue until 2009 and is not subject to election at the upcoming annual meeting).

Name	Occupation	Age	Director Since	Number of Shares of Common Stock Held Beneficially Directly and Indirectly	Percent of Outstanding Shares

Hugo Barth, III	Retired in 2003; see text above regarding prior years	64	1982 (1977)	101,814(a)	.77
Alexander A. Bol	Owner, Alexander A. Bol A.I.A. (architectural firm); Chairman of the Board of the Corporation and the Bank (2001 – Present)	59	1994 (1994)	67,563.51
John J. DeLaney, Jr.	Partner, Lindabury, McCormick, Estabrook & Cooper, P.C. (successor to Cooper Rose & English, LLP) (law firm); Mayor of Morristown, New Jersey (1998-2005)	52	2006	1,400.01
Eugene V. Malinowski	Chief Financial Officer, Crown Bank, N.A. (commercial bank) (July 2006 – Present); see text above regarding prior years	67	2002 (2002)	47,399.36
William A. Thompson	Vice President, Thompson & Co. (auto parts distributor)	49	1994 (1994)	54,703(b)	.41

——————

(a)	Direct	53,236
	Indirect	48,578 (wife and jointly with wife)

(b)	Direct	45,110
	Indirect	9,593 (wife and children)

CLASS 3 – We have set forth below certain information with respect to each director in Class 3 (each of whom has a term that will continue until 2008 and is not subject to election at the upcoming annual meeting).

Name	Occupation	Age	Director Since	Number of Shares of Common Stock Held Beneficially Directly and Indirectly	Percent of Outstanding Shares

Kenneth W. Battiato	President TSS Facilities Services (specialty maintenance)	40	2005 (2005)	9,049.07
James J. Kennedy	Managing Partner, KV Solar, LLC (energy conservation design and installation firm) (2006 – Present) See text above regarding prior years.	51	2000 (2000)	50,123.38
Stephen J. LaMont	Certified Public Accountant	70	2005 (2005)	10,838.08
Paul Lomakin, Jr.	President Winthop Dev. (builder)	80	1982 (1997)	156,428(a)	1.18
Herbert Schiller	President Foremost Mfg. Co. (manufacturer)	71	1990 (1990)	55,117.42

——————

(a)	Direct	78,264
	Indirect	78,164 (wife)

The shares set forth in the tables above include the following number of shares subject to options exercisable by March 16, 2007: Mr. Barth, 2,402 shares; Mr. Battiato, 0 shares; Mr. Bol, 0 shares; Ms. Curtis, 2,402 shares; Mr. Davis, 27,140 shares; Mr. DeLaney, 0 shares; Mr. Kein, 2,402 shares; Mr. Kennedy, 40,392 shares; Mr. LaMont, 0 shares; Mr. Lomakin, 2,402 shares; Mr. Malinowski, 40,392 shares; Mr. Schiller, 2,402 shares; Mr. Schroeder, 40,392 shares; and Mr. Thompson, 2,402 shares.

Anthony C. Weagley, our chief financial officer, beneficially owned 27,163 shares of our common stock as of January 15, 2007, including 18,441 shares subject to options exercisable by March 16, 2007. Lori A. Wunder, one of our vice presidents, beneficially owned 19,836 shares of our common stock as of January 15, 2007, including 16,735 shares subject to options exercisable by March 16, 2007. John F. McGowan, another one of our vice presidents, beneficially owned 20,164 shares of our common stock as of January 15, 2007, including 16,816 shares subject to options exercisable by March 16, 2007. Charles E. Nunn, Jr., also one of our vice presidents, beneficially owned 7,630 shares of our common stock as of January 15, 2007, including 6,157 shares subject to options exercisable by March 16, 2007. As of January 15, 2007, the total number of shares of our common stock directly and beneficially owned by all of our directors and executive officers (21 persons) amounted to 1,185,801 shares or 8.95% of the common shares outstanding. In addition, as of January 15, 2007, the total number of shares of our common stock directly and beneficially owned by officers of Union Center National Bank (and not Center Bancorp) amounted to 31,231 shares or .24% of the common shares outstanding.

There is no family relationship, by blood, marriage or adoption, between any of the foregoing Directors and any other officer, director or employee of Center Bancorp or Union Center National Bank.

Our Board’s Compensation Committee consists of Alexander A. Bol (Chairman), Hugo Barth III, Brenda Curtis, John J. DeLaney, Jr. and William A. Thompson. The Compensation Committee is charged with recommending to our full Board the compensation of the chief executive officer and the compensation of all of our other officers. The chief executive officer does not participate in deliberations regarding his own compensation, but does participate in deliberations regarding the compensation of the other officers. The Compensation Committee also administers our equity compensation plans, other than plans intended solely for the benefit of non-employee directors.

Our Board’s Audit Committee consists of Eugene V. Malinowski (Chairman), Kenneth W. Battiato, Stephen J. LaMont and Herbert Schiller The Audit Committee has been established by our Board of Directors for the purpose of overseeing the accounting and financial reporting processes of Center Bancorp and audits of our financial statements and has responsibility for monitoring our financial reporting systems, reviewing our financial statements, hiring and discharging our independent accountants and supervising the relationship between Center Bancorp and our independent accountants. For additional information regarding the Audit Committee, see “Audit Committee Matters”.

Our Board’s Nominating Committee consists of Alexander A. Bol (Chairman), Kenneth W. Battiato, Hugo Barth, III, Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Stephen J. Lamont, Paul Lomakin, Jr., Eugene V. Malinowski, Herbert Schiller and William A. Thompson. For additional information regarding the Nominating Committee, see “Nominating Committee Matters”.

Our Board’s Executive Committee consists of Alexander A. Bol (Chairman), Hugo Barth, III, Kenneth W. Battiato, Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Stephen J. LaMont, Paul Lomakin, Jr., Eugene V. Malinowski, Herbert Schiller and William Thompson. The Executive Committee generally performs the functions of the full Board for determinations requiring the vote solely of independent directors.

During 2006, the Compensation Committee met five times, the Audit Committee met six times, the Nominating Committee met two times, the Executive Committee met two times and our Board of Directors met twelve times. All directors attended at least 75% of the Board and committee meetings that they were required to attend.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

General

During 2006, the SEC substantially revised the disclosures that we are required to make with respect to executive compensation. As part of the SEC’s revised executive compensation disclosure package, the SEC requires that issuers provide a “Compensation Disclosure and Analysis” in which issuers explain the material elements of their compensation of executive officers by describing the following:

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the objectives of the issuer’s compensation programs;

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the conduct that the compensation programs are designed to reward;

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the elements of the compensation program;

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the rationale for each of the elements of the compensation program;

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how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and

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how each element and the issuer’s decisions regarding that element fit into the issuer’s overall compensation objectives and affect decisions regarding other elements of the compensation program

Our compensation philosophy is dictated by the Compensation Committee of our Board of Directors. The duties and responsibilities of the Compensation Committee, which consists entirely of independent directors of the Board, are to:

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oversee the investments of our 401(k) plan and qualified pension plan;

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provide guidance regarding the design of our employee benefit plans;

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establish the compensation of our chief executive officer, subject to the terms of his employment agreement;

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with input from our chief executive officer, establish or recommend to our Board the compensation of our other executive officers, subject to the terms of any existing employment agreements; and

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monitor our overall compensation policies and employee benefit plans.

John J. Davis, our chief executive officer, and Charles E. Nunn Jr., our senior vice president and director of human resources, participate in determinations regarding the compensation and design of our benefit programs for all employees. However, they do not participate in setting their own compensation.

Our Compensation Objectives and the Focus of Our Compensation Rewards

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to incent them to perform in a manner that maximizes our corporate performance. Accordingly, we have sought to structure our executive compensation with a focus on pay-for-performance. We seek to offer executive compensation programs that align each individual’s financial incentives with our strategic direction and corporate values.

We view executive compensation as having three key elements:

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a current cash compensation program consisting of salary and cash bonus incentives;

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long-term equity incentives reflected in grants of stock options and/or restricted stock; and

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other executive retirement benefits and perquisites.

These programs aim to provide our executives with an overall compensation package that is competitive with comparable financial institutions, and aligns individual performance with our long-term business objectives.

We annually review our mix of short term performance incentives versus longer term incentives, and incorporate in our compensation reviews the data from studies performed as to appropriate competitive levels of compensation and benefits. We do not have set percentages of short term versus long term incentives. Instead, we look to provide a reasonable balance of those incentives.

We also periodically “benchmark” our compensation programs to industry available databases and to a peer group. The process has involved hiring independent compensation consulting firms to perform studies that employ the following processes:

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Gathering data from industry specific global and regional compensation databases based upon company size for each executive position.

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Determining an appropriate peer group of financial institutions based upon similar size and geography.

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Developing data points for salary and total cash compensation comparisons and equity opportunities.

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Averaging peer group and database statistics together to produce a relevant “market” at the data points for salary, total cash compensation and equity and comparing our positions to the “market” data.

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Evaluating other compensation components, including executive benefits as compared to competitive standards.

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Comparing our compensation levels to the “market” and determining our relative positioning for competitiveness as to salary, total cash compensation and non-cash compensation.

In 2005, the IFM Group, an independent compensation consulting firm, was retained to benchmark our executive officer stock grants utilizing a peer group of six other financial institutions ranging in asset size from $900 million to $2.1 billion dollars. The peer group averaged $1.36 billion in assets versus our size at the time of approximately $1.0 billion in assets. The six financial institutions that comprised the peer group were Lakeland Bancorp, Ocean First Financial, Interchange Financial Services Corp, Greater Community Bancorp, Peapack-Gladstone Financial Corp and Synergy Financial Group. Each peer group financial institution was also selected because of its geographic proximity to us. The results of that study indicated that our option grants were below the peer group average of grants provided to the five highest paid executives and that the excercisable/unexcercisable value of the in-the-money options held by our five highest paid officers was below market.

In 2005 and 2006, Clark Consulting, another independent compensation consulting firm, also performed benchmarking studies with respect to our cash and equity compensation at the executive officer level. We retained Clark Consulting to assist in providing market assessments of officer pay as well as establishing peer group criteria for us. The salary, total cash and equity compensation of our executive officers were compared to corresponding data points of the peer group.

Although we gain considerable knowledge about the competitiveness of our compensation programs through the benchmarking process and by conducting periodic studies, we recognize that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. We believe that the combination of executive compensation programs that we provide fulfill our objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. We also believe that our incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing us to maintain controls over our compensation costs.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our shareholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis in the form of bonus compensation to reward superior performance against specific short-term goals. We provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals. Our compensation package for 2006 for the executive officers named in the summary compensation table below ranged, as a percentage of total compensation, from 53% to 61% in cash compensation and 47% to 39% in non-cash compensation, including benefits and equity-related awards.

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers.

Salary. While consolidation continues within the banking industry, and recent experience continues to demonstrate that there remains a limited supply of qualified experienced executives, we believe that it is important that we retain a competitive salary structure in order to retain the existing qualified officers and maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives in the industry and at similarly size institutions. We maintain salary guidelines for our executive officers as part of a structured salary pay scale that is reviewed periodically based upon industry standards developed through studies by independent compensation consulting firms engaged by our Compensation Committee for that purpose. We believe that a key objective of our salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into effect performance as well as seniority.

With the exception of Charles E. Nunn, Jr., the officers named in our summary compensation table below – referred to in this proxy statement as our “Named Officers” – each are parties to employment agreements that establish base salary levels. From year-to-year, the Named Officers’ salary levels may be increased, but may not be decreased, under these employment agreements. Mr. Nunn is an at-will employee who has a change in control agreement described elsewhere in this proxy statement.

Short-Term Incentive Compensation. We maintain an Annual Incentive Plan, which we refer to as our “AIP”. Our AIP is designed to motivate the plan participants and to correlate total cash compensation to performance in a manner designed to provide meaningful incentives for executive officers in general and to provide competitive levels of total cash compensation. Under the terms of the AIP, our officers are eligible to receive incentive pay for performance. For our chief executive officer, John J. Davis, performance goals relate solely to the performance of Center Bancorp and our subsidiaries. For all other participants, goals relate both to individual performance and overall corporate performance. Individual performance goals vary by officer job function and are adjusted each year based upon our tactical and strategic objectives. The extent to which we achieve our corporate goals, and profitability as compared to budget, are factors considered in the corporate performance portion of our AIP.

The targeted incentive performance levels under our AIP are established after consideration of industry practices and norms gathered from our periodic benchmarking studies. For 2006, targeted awards as a percentage of salary were: for the chief executive officer: 30%, senior vice presidents: 20%, vice presidents: 15%, and assistant vice presidents and assistant cashiers: 10%. Based upon actual performance, up to 140% of the targeted award percentage may be achieved. An individual must have at least a satisfactory performance appraisal in order to be eligible for an incentive award. Because our 2006 financial results were not at projected 2006 plan levels, a determination was made by our Board not to pay any incentive bonuses under our AIP in 2006, nor to issue any equity awards for 2006 results.

Long-Term Incentive Compensation. We provide long-term incentives to the Named Officers through our stock incentive plans. Throughout 2006, our Named Officers were eligible to participate in our 1999 Employee Stock Incentive Plan. We refer to that plan as our “1999 Stock Plan”. From time to time, the Compensation Committee has granted stock options and/or restricted stock awards to Mr. Davis and other executive officers. Stock options have been granted at an exercise price equal to the then current market price of the Common Stock. Options and restricted stock awards under the Stock Plan are granted on an ad hoc basis taking into account financial performance and results. Options were last granted in 2005 to executive officers (other than Mr. Davis), while restricted stock grants were awarded to Mr. Davis in 2001, 2002, 2003 and 2005. As a result of a benchmarking study performed in September 2005 by IFM Group indicating that equity holdings by our executives were well below peer banks, IFM Group recommended that fully-vested options be granted at that time to our chief executive officer and other senior executives to bring their equity incentives closer to that of our peers. Acting on that recommendation, fully vested options were granted in October 2005 to Mr. Davis and our senior executive officers. No options were granted in 2006.

In 2006, our Board established the Center Bank Open Market Share Purchase Incentive Plan, which we refer to as the “PIP”. We established the PIP in order to encourage ownership and retention of our Common Stock by our executive officers. Under the PIP, any executive officer who applies up to 50% of his or her cash bonus to the purchase of our Common Stock in the open market will receive an additional cash amount to cover the Federal, State or local income taxes on the portion of the bonus used to make these purchases. To be eligible for the bonus, the purchased shares must be held by the executive officer for at least 30 days. Since no cash bonuses were paid to the Named Officers during 2006, no cash payments were made pursuant to the PIP in 2006.

Other Elements of Compensation for Executive Officers. In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) and defined benefit pension plans, executive life insurance, long-term care insurance, automobiles and, in the case of John J. Davis and John F. McGowan, a country club membership. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table. In addition, we maintain a supplemental savings plan that allows participating executives to receive “matching” contributions that would have been provided by our 401(k) plan if not for certain IRS limits on the amounts that they may otherwise earn under our 401(k) Plan and a deferred compensation plan under which we may, but are not required to, credit deferred compensation accounts of participants from time to time based on the participant performance and the operating profit of Center Bancorp and our subsidiaries. We also maintain a supplemental pension plan for Mr. Davis to replace the pension benefits that he would have earned under our qualified pension plan if not for certain IRS limitations. Details about the deferred compensation plan and supplemental 401(k) and pension benefits can be found in the narratives accompanying the Pension Benefits Table and the Nonqualified Deferred Compensation Table in this proxy statement.

Employment Agreements

As noted above, for many years we have had employment agreements with Mr. Davis and with several of our executive officers, including senior vice presidents Anthony C. Weagley, Lori A. Wunder and John F. McGowan. Mr. Davis’ agreement, which together with the employment agreements for our other senior vice presidents are described in further detail elsewhere in this proxy statement, contained renewal provisions that, in effect, assured Mr. Davis of at least three years’ notice of termination in the absence of a “Change in Control Event” (defined as the acquisition by a third party of a majority of the voting stock or substantially all of the assets of Center Bancorp or Union Center National Bank or a change in the composition of our Board of Directors such that a majority of the members of the Board as of the date of the agreement no longer serve on the Board) and five years’ notice of termination in connection with a Change in Control Event. Under Mr. Davis’ employment agreement in effect prior to the amendments described below, if Mr. Davis’ employment had been involuntarily terminated without cause, or if he were to have resigned for “good reason” within 180 days after a material adverse change in his duties or title, a material breach of the employment agreement by us, or a Change in Control Event, then he would have been entitled to a lump sum payment of the salary, bonus and benefits that he would have earned for the balance of the term.

In 2004, our Compensation Committee concluded that it would be appropriate, on a periodic basis, to evaluate the renewal status of the employment agreements of our senior executive officers. In performing that analysis, and mindful of the expanded executive compensation disclosure requirements implemented by the SEC during 2006, our Compensation Committee undertook a thorough review of Mr. Davis’ employment agreement and the employment agreements of our senior vice presidents during the fourth quarter of 2006 and the first quarter of 2007. IFM Group and Clark Consulting advised our Compensation Committee that the five year renewal period triggered under Mr. Davis’ employment agreement in the event of a Change in Control Event was a longer period than the periods utilized in change in control arrangements for most financial institutions. Acting on information from IFM Group and Clark Consulting that change in control severance and benefits that are based on a three times multiple is common for financial institutions, the Compensation Committee sought, and Mr. Davis agreed, to change his employment agreement to reduce the multiplier for purposes of determining his severance and benefits triggered by a termination of employment following a Change in Control Event from five to three. In connection with that change, our Compensation Committee accepted Mr. Davis’ request to change the term of his agreement to a fixed period ending on December 31, 2012 (when Mr. Davis will have attained age 70), as opposed to a term that automatically extends each year. In recommending the extension of the term of Mr. Davis’ employment agreement until December 31, 2012 to our Board, the Compensation Committee noted that the severance amounts and benefits that would be payable to Mr. Davis if his employment were terminated earlier would still be based on a multiple of three (as was already the case under Mr. Davis’ employment agreement) even if there were more than three years remaining in the term of his agreement at the time of his termination.

Under Mr. Davis’ prior agreement, we estimate that he would have been entitled (taking into account “gross-up payments) to an amount in excess of $3.6 million had he terminated employment during 2006 in connection with a Change in Control Event. Under the same circumstances, but based on Mr. Davis’ amended and restated employment agreement, we estimate that his change in control payments would have been approximately

$1.6 million, resulting in a savings of approximately $2.0 million to us. In addition, under Mr. Davis’ prior employment agreement, a significant portion of the payments that would have been made to Mr. Davis as a result of a Change in Control Event would have been non-deductible to us for federal income tax purposes. Had Mr. Davis’ employment terminated during 2006 in connection with a Change in Control Event, we estimate that the value of this lost tax deduction would have amounted to more than $1.0 million dollars. Under the revised agreement, had Mr. Davis terminated employment during 2006 in connection with a Change in Control Event, we believe that all of the payments to Mr. Davis would have been deductible for Federal income tax purposes. Accordingly, we believe that our aggregate costs under Mr. Davis’ employment agreement resulting from a Change in Control Event are significantly reduced. Had Mr. Davis’ employment terminated in 2006 in connection with a Change in Control Event, we estimate that our aggregate, after-tax, savings resulting from the changes in his agreement would have been more than $3.0 million.

In connection with the review of, and resulting changes to, Mr. Davis’ employment agreement, our Compensation Committee also approved an extension of the term of each of the employment agreements with Mr. Weagley, Ms. Wunder and Mr. McGowan through December 31, 2009, subject to renewal on the same terms as previously provided by their employment agreements. Although the terms of these agreements were extended until December 31, 2009, the multiple for determining the amount of severance and benefits that the executive would be entitled to receive in the event of a termination without cause or a resignation for “good reason” was limited by our Compensation Committee to two, even if termination of the executive’s employment occurs when there is more than two years remaining in the term. If, however, the executive’s employment is terminated or he or she resigns for “good reason” following a Change in Control Event, then the multiple for determining severance pay and benefits will be three (as was previously provided by the employment agreements). We made similar changes in employment agreements for two other executive officers who are not Named Officers.

Our Compensation Committee has expressed an intention not to enter into formal employment agreements with newly hired or promoted senior vice presidents. Instead, the Compensation Committee has expressed a desire to enter into agreements with new senior vice presidents that closely follow the terms of the “change in control agreement” that we entered into with Mr. Nunn in 2006. Mr. Nunn’s change in control agreement provides severance and benefits that are similar to what Mr. Weagley, Ms. Wunder and Mr. McGowan would receive in the event of a termination of employment or resignation for “good reason” following a Change in Control Event. In connection with the changes to the employment agreements with Mr. Weagley, Ms. Wunder and Mr. McGowan, our Compensation Committee recommended to our Board that Mr. Nunn’s change in control agreement be renewed with an initial three year term ending on December 31, 2009 (subject to one-year renewal periods thereafter in the manner previously provided by his agreement), and that Mr. Nunn’s agreement also provide for severance and benefits that are more closely aligned with the severance and benefits available under the employment agreements with Mr. Weagley, Ms. Wunder and Mr. McGowan.

Acting on the recommendation of our Compensation Committee, in January 2007 our Board of Directors approved the changes to the employment agreements with Mr. Davis, Mr. Weagley, Ms. Wunder and Mr. McGowan, and to the change in control agreement with Mr. Nunn, described above. The revised agreements were signed on February 20, 2007.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, stock options granted under our 1999 Stock Plan are not subject to the limitations of Section 162(m). However, restricted stock awards under our 1999 Stock Plan generally will not be treated as performance-based compensation. Restricted stock award grants made to date under the 1999 Stock Plan have not been at levels that, together with other compensation, approached the $1,000,000 limit. Also, since we retain discretion over bonuses under the AIP, those bonuses also will not qualify for the exemption for performance-based compensation. The Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. We have been engaged in a process of reviewing and modifying our deferred compensation arrangements since the enactment of Section 409A in 2004 in order to remain compliant with provisional guidance issued by the Internal Revenue Service under Section 409A. During 2006, the Compensation Committee received a report from outside counsel and its compensation consultants addressing the impact of Section 409A on our deferred compensation arrangements. It is expected that, once the IRS issues final guidance under Section 409A, conforming changes to our deferred compensation arrangements will be finalized and presented to our Board for approval.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the year ended December 31, 2006, a summary of the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. We refer to the executive officers named in this table as the “Named Officers”, we refer to Center Bancorp as “Center” and we refer to Union Center National Bank as “UCNB”.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Salary (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total (e)

John J. Davis, President and Chief Executive Officer of Center and UCNB	$360,600	$276,342	$68,268	$705,210
Anthony C. Weagley Vice President and Treasurer of Center and Sr. Vice President and Cashier of UCNB	187,500	25,875	32,636	246,011
Lori A. Wunder Vice President of Center and Senior Vice President of UCNB	125,000	15,808	32,502	173,310
John F. McGowan Vice President of Center and Senior Vice President of UCNB	116,000	45,238	40,181	201,419
Charles E. Nunn Vice President of Center and Senior Vice President of UCNB	125,000	19,752	38,484	183,236

For us, 2006 was a difficult year. While we succeeded in achieving many of our objectives, our results reflected the challenges that we faced; among other things our net interest margin was adversely impacted by the interest rate environment that prevailed throughout 2006. Accordingly, we did not pay bonuses to any of the Named Officers for performance during 2006 and we did not grant stock awards or stock options to any of the Named Officers during 2006. Furthermore, the Named Officers did not receive any compensation from non-equity incentive plans with respect to performance during 2006. Bonuses which were paid during 2006 for 2005 performance and which were included in our compensation table in last year’s proxy statement are not included in the table above.

In the table above:

•

when we refer to changes in pension values in column (c) above, we are referring to the aggregate change in the present value of the Named Officer’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2005 year-end financial statements to the measurement date used for preparing our 2006 year-end financial statements; for Mr. Davis, the amounts in column (c) of the table consist of a $94,238 change in value under the Union Center National Bank Pension Plan and a $182,104 change in value under the Union Center National Bank Benefit Equalization Plan; for

Mr. Weagley, Ms. Wunder, Mr. McGowan and Mr. Nunn, the amounts in column (c) above relate solely to changes in value under the Union Center National Bank Pension Plan;

•

the Named Officers did not receive any nonqualified deferred compensation earnings during 2006; when we refer to “nonqualified deferred compensation earnings” in this table, we are referring to above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, such as earnings on nonqualified defined contribution plan;

•

“all other compensation” in column (d) above includes the following:

•

for Mr. Davis: $14,649 representing expense with respect to an automobile allowance, $175 for club membership fees, $706 for car telephone expense, $13,506 representing tax gross-up payments with respect to fringe benefits, $12,408 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Mr. Davis, $6,600 representing matching payments that we made under our 401(k) plan, $8,356 representing expense for supplemental long-term disability insurance premium and $12,228 representing premium payments with respect to long-term care insurance.

•

for Mr. Weagley: $14,176 representing expense with respect to an automobile allowance, $10,222 representing tax gross-up payments with respect to fringe benefits, $1,400 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Mr. Weagley, $2,344 representing matching payments that we made under our 401(k) plan and $4,494 representing premium payments with respect to long-term care insurance.

•

for Ms. Wunder: $13,910 representing expense with respect to an automobile allowance, $8,072 representing tax gross-up payments with respect to fringe benefits, $648 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Ms. Wunder, $1,875 representing matching payments that we made under our 401(k) plan and $7,997 representing premium payments with respect to long-term care insurance.

•

for Mr. McGowan: $14,259 representing expense with respect to an automobile allowance, $175 for club membership fees, $8,488 representing tax gross-up payments with respect to fringe benefits, $3,302 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Mr. McGowan, $3,480 representing matching payments that we made under our 401(k) plan and $10,477 representing premium payments with respect to long-term care insurance; and

•

for Mr. Nunn: $13,528 representing expense with respect to an automobile allowance, $10,394 representing tax gross-up payments with respect to the automobile allowance, $1,114 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Mr. Nunn, $3,281 representing matching payments that we made under our 401(k) plan and $10,167 representing premium payments with respect to long-term care insurance.

•

 “all other compensation” does not include our contributions under our Savings Equalization Plan or our Senior Officers Protection Plan, both of which are non-qualified deferred compensation plans; for information regarding such contributions, see the “Nonqualifed Deferred Compensation” table presented elsewhere in this proxy statement.

Grants of Plan-Based Awards

During 2006, our Named Officers did not receive any awards under any equity incentive plan or non-equity incentive plan.

Outstanding Equity Awards at December 31, 2006

The following table sets forth, for each of the Named Officers, information regarding stock options outstanding at December 31, 2006. As of that date, all stock options held by the Named Officers were fully vested and the Named Officers held no outstanding stock awards.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price (c)	Option Expiration Date (d)

John J. Davis	27,1400	$11.17	10/19/2015
Anthony C. Weagley	4,893 4,410 9, 138	6.37 9.42 11.17	06/17/2009 06/20/2012 10/19/2015
Lori A. Wunder	6,116 4,410 6,209	6.37 9.42 11.17	06/17/2009 06/20/2012 10/19/2015
John F. McGowan	6,589 4,410 5,817	6.37 9.42 11.17	06/17/2009 06/20/2012 10/19/2015
Charles E. Nunn	6,157	11.17	10/19/2015

In the table above, we are disclosing:

•

in column (b), the number of shares of our common stock underlying unexercised stock options that were exercisable as of December 31, 2006; and

•

in columns (c) and (d), respectively, the exercise price and expiration date for each stock option that was outstanding as of December 31, 2006.

Options Exercises and Stock Vested

During 2006, none of the Named Officers exercised any stock options. In addition, none of the Named Officers held any stock awards that vested during 2006.

Pension Benefits

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Officer’s retirement. Those plans are summarized below the following table. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit (d)	Payments During Last Fiscal Year (e)

John J. Davis	Union Center National Bank Pension Plan Trust	29	$899,406	$0
John J. Davis	Union Center National Bank Benefit Equalization Plan	29	1,536,541	0
Anthony C. Weagley	Union Center National Bank Pension Plan Trust	22	167,479	0
Lori A. Wunder	Union Center National Bank Pension Plan Trust	11	86,299	0
John F. McGowan	Union Center National Bank Pension Plan Trust	11	257,007	0
Charles E. Nunn	Union Center National Bank Pension Plan Trust	3	50,349	0

In the table above:

•

we have determined the years of credited service based on the same pension plan measurement date that we used in preparing our audited financial statements for the year ended December 31, 2006; we refer to that date as the “Plan Measurement Date”;

•

when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date;

•

the present value of accumulated benefits shown in the table above have been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2006; and

•

column (e) refers to the dollar amount of payments and benefits actually paid or otherwise provided to the Named Officer during 2006 under our pension plans; as noted, no amounts were actually paid or provided to the Named Officers during 2006.

The Union Center National Bank Pension Trust – which we refer to as the “Pension Plan” – is intended to be a tax-qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Pension Plan, which has been in effect since March 15, 1950, generally covers employees of Union Center National Bank and the Center Bancorp who have attained age 21 and completed one year of service. The normal retirement (age 65) pension payable under the Pension Plan is generally equal to 44% of a participant’s highest average compensation over a 5-year period. Compensation means a participant’s W-2 wages, increased by certain reductions such as 401(k) contributions. The normal retirement benefit is proportionately reduced if a participant has less than 25 years of service at age 65. Mr. Davis is currently the only Named Officer eligible to retire with a normal retirement pension. As of December 31, 2006, Mr. Davis has accrued a pension under the Pension Plan of approximately $7,337 per month, payable for life.

A participant may retire before or after age 65. A participant will qualify for immediate commencement of an early retirement pension if he or she retires after attaining age 60 and completing at least six years of service. A participant who completes five years of service is entitled to a vested pension commencing at normal retirement age or after meeting the early retirement requirements. Early retirement and vested pension benefits are calculated in the same manner as a normal retirement pension, but are multiplied by a fraction the numerator of which is the participant’s years of service and the denominator of which is the number of years of service the participant would have accumulated through normal retirement. Benefits payable prior to normal retirement are also subject to adjustment for actuarial equivalence, using age and interest factors specified by the Pension Plan. Mr. McGowan is the only Named Officer not eligible for normal retirement who is currently eligible for an early retirement pension under the Pension Plan. As of December 31, 2006, Mr. McGowan’s accrued normal retirement pension, payable for life commencing at age 65, is approximately $2,625 per month. Mr. McGowan’s accrued early retirement pension benefit as of December 31, 2006 is approximately $1,688 per month, payable for life.

Pension Plan benefits are generally payable in the form of a life annuity or a joint and survivor annuity. However, a participant may elect to receive his or her pension in a lump sum. All forms of benefit are actuarially equivalent to a single life annuity form.

We also administer the Union Center National Bank Benefit Equalization Plan, or “BEP”. The “BEP” is a nonqualified, unfunded supplemental retirement plan, which is designed to replace the benefits that cannot be provided under the terms of the Pension Plan solely due to certain compensation and benefit limits placed on tax-qualified pension plans under the Internal Revenue Code. For example, for 2006, the maximum amount of compensation that may be taken into account under the Pension Plan was $220,000 and the maximum annual benefit that may be provided by a tax-qualified pension plan, beginning at age 62, was $175,000. The BEP supplements the Pension Plan by providing any benefits that cannot be provided under the Pension Plan due to these limitations. Coverage under the BEP is limited to selected officers of Union Center National Bank. As of December 31, 2006, Mr. Davis was the only participant in the BEP. To set aside funds to help meet its obligations under the BEP, Union Center National Bank established a trust as of July 1, 1997. Union Center National Bank may contribute funds to this trust from time to time. The trust funds, which are subject to the claims of Union Center National Bank’s creditors in certain circumstances, will be held in trust until paid to plan participants and their beneficiaries in accordance with the terms of the BEP.

Nonqualified Deferred Compensation

The following table sets forth, for each of the Named Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified. The applicable plans are described below the table.

Name (a)	Executive Contributions in 2006 (b)	Registrant Contributions in 2006 (c)	Aggregate Earnings in 2006 (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at December 31, 2006 (f)

John J. Davis	$1,636	$28,035	$1,731	$0.00	$170,191
Anthony C. Weagley	0.00	3,968	0.00	0.00	20,340
Lori A. Wunder	0.00	772	0.00	0.00	772
John F. McGowan	0.00	4,689	0.00	0.00	16,298
Charles E. Nunn	0.00	0.00	0.00	0.00	0.00

In the table above:

•

 “registrant contributions in 2006” in column (c) for Mr. Davis represents $4,218 in contributions under the Union Center National Bank Savings Equalization Plan (described below) and $23,817 in contributions under the Union Center National Bank Senior Officers Protection Plan or “SOPP” (described below). For each other Named Officer, the amounts in column (c) represent solely contributions under the SOPP;

•

when we refer to the term “earnings” in column (d), we are referring to the aggregate interest or other earnings accrued to the Named Officer’s account during 2006;

•

the amounts included in columns (c) and (d) of this table are not included in the Summary Compensation Table set forth above; and

•

the amounts included in column (f) of this table were not included in our Summary Compensation Table in prior years’ proxy statements.

The Union Center National Bank Savings Equalization Plan, or SEP, is a nonqualified, unfunded plan, under which accounts of participating officers are credited with the amount of 401(k) and matching contributions that would have made under our tax-qualified 401(k) plan by and on behalf of a covered officer but for Code limitations applicable to the 401(k) Plan. The maximum amount that may be credited to a participant’s account under the SEP each year is limited to two-times the amount of 401(k) contributions that are permitted by the Code for the year (for the year ended December 31, 2006, a total of $30,000).

The Union Center National Bank Senior Officers Protection Plan, or SOPP, is a nonqualified, unfunded plan of deferred compensation that was established effective December 31, 2003 to replace the split-dollar life insurance arrangements that we had in place for certain of our officers prior to that time. We may, but are not required to, credit amounts from time to time to the accounts of participants under the SOPP. The amounts credited to each participant’s account vest at the rate of 10% per year of service, commencing after six years of service, counting years of service before the SOPP was established. Accordingly, a participant must have at least 15 years of service to be fully vested under the SOPP. However, a participant’s account under the SOPP becomes fully vested in the event that he or she terminates employment due to death or disability, if the participant attains age 65 while employed by us, or if a change in control occurs (defined as the acquisition by a third party of thirty-three percent (33%) or more of the voting stock, or substantially all of the assets of, Center Bancorp, or a change in the composition of the Board of Directors of Union Center National Bank such that, during any two-year period, a majority of the members of the Board as of the beginning of the period no longer serve on the Board of Union Center National Bank. We carry life insurance on each participant to recover the cost of the benefits payable under the SOPP.

The vested SOPP account of a participant who retires on or after attaining age 65 is payable in ten equal annual installments, unless the participant has made a timely election to receive the account in a single lump sum. A lump sum distribution of the vested account will be paid in the event that a participant terminates employment due to death, due to disability or due to involuntary termination without cause

We also maintain the Union Center National Bank Deferred Compensation Plan for Senior Executives and Directors, or DCP. The DCP is also a nonqualified, unfunded plan, that permits officers of Union Center National Bank at a position of senior vice president or higher, to defer up to 80% of their salary and bonuses, if any, to be earned for the year following the year in which the election is made. Under the DCP, the directors of our Board may also elect to defer up to 100% of their Board fees, committee fees and/or annual retainer for the year following the year in which the election is made. Deferrals are credited with an amount equivalent to the effective annual rate of return on Union Center National Bank’s money market fund or a rate of return designated by our Board. Deferrals under the DCP, which are not subject to forfeiture, are payable at termination of a participant’s service or at a date or age specified by the participant at the time a deferral is elected. Participants may elect, at the time a deferral election is made, to have their accounts distributed in either a lump sum or in installments over not more than 15 years. Earlier distributions are not permitted except in the event of a participant’s unforeseeable emergency. No deferrals under the DCP were made by our Named Officers during 2006.

Stock Option Plans

We currently maintain two stock option plans in which our employees participate, our 1999 Employee Stock Incentive Plan and our 1993 Employee Stock Option Plan. Options may no longer be granted under the 1993 Employee Stock Option Plan. We adopted both plans in order to attract and retain qualified officers and employees. Under the 1999 Employee Stock Incentive Plan, our Compensation Committee may grant so-called “incentive stock options” as defined under the Internal Revenue Code, non-qualified stock options and restricted stock awards to our employees, including our officers. Under the 1993 Employee Stock Option Plan, our Compensation Committee was able to grant incentive stock options and non-qualified stock options to our employees, also including our officers.

We initially had 414,431 shares of our Common Stock authorized for issuance under the 1999 Employee Stock Incentive Plan. This number has been adjusted for stock splits and stock dividends. A total of 217,291 shares remained available for grant as of January 1, 2007. All of our 217 employees are eligible to participate in the 1999 Employee Stock Incentive Plan. Future grants under the 1999 Employee Stock Incentive Plan have not yet been determined. No option will be exercisable more than ten years from the date of grant and no option may be granted after April 13, 2009 under our 1999 Employee Stock Incentive Plan.

We initially had 603,042 shares of our Common Stock authorized for issuance under the 1993 Employee Stock Option Plan. This number also has been adjusted for stock splits and stock dividends. All of our employees were eligible to participate in the 1993 Employee Stock Option Plan. No option granted under the 1993 Employee Stock Option Plan is exercisable more than ten years from the date of grant.

The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under our 1999 Employee Stock Incentive Plan, 1993 Employee Stock Option Plan, 1993 Outside Director Stock Option Plan and 2003 Non-Employee Director Stock Option Plan as of December 31, 2006. These plans were our only equity compensation plans in existence as of December 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity Compensation Plans Approved by Shareholders	250,978	$6.37 – $15.88	672,461
Equity Compensation Plans Not Approved by Shareholders	–	–	–
Total	250,978	$6.37 – $15.88	672,461

Employment Agreements

On February 20, 2007, John J. Davis entered into an amended and restated employment agreement with us that provides for Mr. Davis’ continued employment as President and Chief Executive Officer through December 31, 2012, subject to automatic renewal for one-year terms thereafter unless either we or Mr. Davis provides the other with notice of non-renewal. The agreement is effective as of January 1, 2007. Prior to its amendment and restatement, the employment agreement contained renewal provisions that, in effect, assured Mr. Davis of at least three years’ notice of termination in the absence of a “Change in Control Event” and five years’ notice of termination in connection with a Change in Control Event. A “Change in Control Event” is defined as the acquisition by a third party of a majority of the voting stock or substantially all of the assets of Center Bancorp or Union Center National Bank or a change in the composition of our Board of Directors such that the members of our Board as of January 1, 2007, together with individuals nominated to our Board by unanimous vote of the members of our Board as of January 1, 2007, no longer constitute a majority of the members of our Board.

Mr. Davis’ salary currently is $360,600 per annum. In subsequent years, Mr. Davis is to receive his salary for the immediately preceding 12 month period plus such salary increment as shall be determined by the compensation committee of Union Center National Bank’s Board of Directors, with reference to our salary guide. The employment agreement also provides that Mr. Davis will receive benefits and perquisites appropriate to his position.

As restated effective as of January 1, 2007, if Mr. Davis’ employment is terminated without cause or he resigns for “good reason” during the term, he will receive a lump sum payment equal to three times the sum of the annual rate of salary that he was receiving at the time of termination and the largest bonus he received under the AIP. In addition, Mr. Davis will receive a lump sum payment equal to the difference between the amount of benefits, if any, that he would have accrued under the Pension Plan and the BEP, as well as the amount of additional contributions that would have been made on his behalf by Union Center National Bank under our 401(k) Plan and which he could have earned under the SEP and the SOPP, had his employment continued for a period of three additional years, and any unvested stock options held by Mr. Davis will become fully vested. If Mr. Davis’ employment is terminated without cause or he resigns for “good reason,” we will also continue his health, life and long-term care insurance coverage for an additional three years.

Under Mr. Davis’ employment agreement, he may resign for “good reason” within 180 days after a material adverse change in his duties or title, a material breach of the employment agreement by us, or a Change in Control Event. As noted above, a dissident shareholder group plans to nominate three individuals for election to our Board at the upcoming annual meeting. If those three individuals were elected to the Board in place of three current members of the Board, that action, in and of itself, would not constitute a Change in Control Event and thus would not, in and of itself, constitute “good reason” under Mr. Davis’ employment agreement. However, if subsequent to such election, there were to occur a material adverse change in Mr. Davis’ duties or title or a material breach of the employment agreement, Mr. Davis then would be in a position to resign for “good reason”.

Anthony C. Weagley, Lori A. Wunder and John F. McGowan have each entered into substantially similar employment agreements with us. Those agreements have also been amended and restated effective as of January 1, 2007. As amended and restated, each of their employment agreements provides for an initial term that expires on December 31, 2009. Each agreement contains renewal provisions that, in effect, assure the executive of at least two years’ notice of termination in the absence of a Change in Control Event and three years’ notice of termination in connection with a Change in Control Event.

If the employment of Mr. Weagley, Ms. Wunder or Mr. McGowan is terminated without cause or if he or she resigns for “good reason” (defined in the same manner as Mr. Davis’ employment agreement) during the term, he or she will receive a lump sum payment equal to two times (three times if the termination is in connection with a Change in Control Event) the sum of the annual rate of salary that he or she was receiving at the time of termination and the largest bonus he or she received under the AIP. In addition, the executive will receive a lump sum payment equal to the difference between the amount of benefits, if any, that he or she would have accrued under our Pension Plan, as well as the amount of additional contributions that we would have made on his or her behalf under our 401(k) Plan and the amount he or she would have earned under the SOPP, had his or her employment continued for a period of two additional years (three years if the termination is in connection with a Change in Control Event). Further, any unvested stock options held by the executive will become fully vested and we will continue health, life and long-term care insurance coverage for the executive for an additional two years (or three years if the termination is in connection with a Change in Control Event).

We and Charles E. Nunn, Jr. are parties to a change in control agreement. The agreement initially commenced on January 3, 2006 and was scheduled to expire on January 2, 2009. However, the agreement was amended and restated effective as of January 1, 2007 to extend the initial term to December 31, 2009 to be consistent with the terms of the employment agreements with Mr. Weagley, Ms. Wunder and Mr. McGowan. Mr. Nunn’s agreement is subject to renewal provisions that, in effect, assure Mr. Nunn of at least twelve months’ notice of termination of the agreement. The change in control agreement automatically terminates if Mr. Nunn’s employment is terminated prior to a Change in Control Event. Mr. Nunn has the right under the change in control agreement to resign with “good reason,” which is defined to mean a resignation by Mr. Nunn within 180 days after the occurrence of a Change in

Control Event (defined in the same manner as under the employment agreements described above). Upon termination for good reason, Mr. Nunn will be entitled under the change in control agreement to: (a) a lump sum severance payment equal to three (3) times the sum of (i) his annual base salary as in effect immediately prior to the termination, (ii) the largest annual cash bonus he ever received from us, (iii) the amount recorded on his W-2 (for the calendar year preceding the calendar year in which the termination occurs) that is attributable to fringe benefits provided to him by us, (iv) the annual premium of his long-term care policy as in effect immediately preceding the termination to the extent such amount is not recorded on his W-2 as attributable to fringe benefits, and (v) the maximum matching contribution that could have been made under our 401(k) plan if he had remained employed by us for an additional year following the date of termination; (b) a lump sum payment equal to the difference between the amount of benefits, if any, that he would have accrued under our Pension Plan had his employment continued for a period of three additional years; (c) subsidized COBRA coverage for 18 months; (d) continued life insurance coverage for three years, and (e) acceleration of all unvested stock options. The payments and benefits are conditioned upon Mr. Nunn’s execution, delivery and non-revocation of a general release in favor of us and related parties. Mr. Nunn would be entitled to comparable benefits if we were to terminate his employment without “cause” upon, or within twelve months following, a Change in Control Event.

Each of the employment agreements for Mr. Davis, Mr. Weagley, Ms. Wunder, and Mr. McGowan, and the change in control agreement with Mr. Nunn, contain “gross up” provisions which provide for additional payments in the event that any amounts payable or benefits provided to them pursuant to their employment or change in control agreements are subject to certain excise taxes imposed by Section 4999 of the Internal Revenue Code.

Had each of the Named Officers terminated employment as of December 31, 2006 in connection with a Change in Control Event, the estimated amounts that Mr. Davis, Mr. Weagley, Ms. Wunder, and Mr. McGowan would have been entitled to under their respective amended and restated employment agreements, and the estimated amount that Mr. Nunn would have been entitled to under his amended and restated change in control agreement, would have been as follows: for Mr. Davis: $1.6 million; for Mr. Weagley: $1.12 million; for Ms. Wunder: $820,000; for Mr. McGowan: $900,000; and for Mr. Nunn: $785,000.

Under the same circumstances, the estimated amount that Mr. Davis would have been entitled to under his employment agreement in effect before January 1, 2007 is $3.6 million, and the estimated amount that Mr. Nunn would have been entitled to under his change in control agreement in effect before January 1, 2007 is $660,000. Under those circumstances, the estimated amounts that Mr. Weagley, Ms. Wunder and Mr. McGowan would have been entitled to under their respective employment agreements as in effect before January 1, 2007 are the same as set forth above.

Compensation of Directors

The following table sets forth certain information regarding the compensation we paid to our directors, other than John J. Davis, during 2006. None of our directors received stock awards during 2006 or any compensation under any non-equity incentive plan.

Name (a)	Fees Earned or Paid in Cash (b)	Option Awards (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)	Total (j)

Alexander Bol	$29,200	$2,534	$3,379	$1,636	$36,750
Hugo Barth, III	20,200	2,534	4,580	2,720	30,034
Kenneth W. Battiato	19,900	0.00	553	551	21,004
Brenda Curtis	20,200	2,534	6,570	2,256	31,560
Donald G. Kein	18,700	2,534	6,575	2,342	30,151
James J. Kennedy	20,800	2,534	1,594	1,119	26,047
John DeLaney	19,900	0.00	1,765	1,052	22,717
Paul Lomakin, Jr.	17,800	2,534	(1,832)	4,838	23,340
Stephen J. LaMont	20,500	0.00	2,065	3,737	26,302
Eugene V. Malinowski	20,800	2,534	3,366	2,652	29,352
Herbert Schiller	19,900	2,534	(807)	0.00	21,627
Norman F. Schroeder	19,300	2,534	591	706	23,131
William Thompson	20,200	2,534	1,346	1,033	25,113

In the table above:

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when we refer to “Fees Earned or Paid in Cash” in column (b), we are referring to all cash fees that we paid or were accrued in 2006, including annual retainer fees, committee and /or chairmanship fees and meeting fees;

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when we refer to “option awards” in column (d), we are referring to the dollar amount recognized by us for financial statement purposes in accordance with FAS 123R;

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the grant date fair value for each of the option awards made to our directors during 2006 was $5.53 per share;

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the aggregate number of option awards outstanding for each director at December 31, 2006 were for Mr. Barth, 9,608 shares; Mr. Battiato, 0 shares; Mr. Bol, 7,206 shares; Ms. Curtis, 9,608 shares; Mr. DeLaney, 0 shares; Mr. Kein, 9,608 shares; Mr. Kennedy, 47,598 shares; Mr. LaMont, 0 shares; Mr. Lomakin, 9,608 shares; Mr. Malinowski, 47,598 shares; Mr. Schiller, 9,608 shares; Mr. Schroeder, 47,598 shares; and Mr. Thompson, 9,608 shares;

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when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in column (f), we are referring to the aggregate increase or decrease in the present value of each director’s accumulated benefit under the Union Center National Bank Directors’ Retirement Plan (described below) from the measurement date used for preparing our 2005 year-end financial statements to the measurement date used for preparing our 2006 year-end financial statements;

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 “all other compensation” in column (g) refers to the amount of premiums that we paid during 2006 for long-term care insurance for each director; and

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the directors did not receive any nonqualified deferred compensation earnings during 2006.

The table above does not include fees paid during 2006 to Mr. Bol’s architectural firm (less than $5,000 during 2006), Mr. Kein’s law firm (less than $80,000 during 2006) or Mr. Schroeder’s construction services firm (see “Compensation Committee Interlocks and Insider Participation”).

1993 Outside Director Stock Option Plan

Our 1993 Outside Director Stock Option Plan was adopted in order to attract and retain qualified directors. Pursuant to our 1993 Outside Director Stock Option Plan, directors Hugo Barth, Alexander A. Bol, Brenda Curtis, Donald G. Kein, James J. Kennedy, Paul Lomakin, Jr., Eugene V. Malinowski, Herbert Schiller, Norman F. Schroeder and William A. Thompson received a one-time stock option covering 36,181 shares of Common Stock (as adjusted for stock splits and stock dividends). These options become exercisable in three installments, commencing one year after the date of grant, at a per share exercise price equal to the fair market value of one share of our common stock on the date of grant. Such options may not be exercised more than ten years after their date of grant. No options were permitted to be granted under our 1993 Outside Director Stock Option Plan after November 17, 2003.

We initially had 542,739 shares of our common stock authorized for issuance under our 1993 Outside Director Stock Option Plan (as adjusted for stock splits and stock dividends). All directors other than John J. Davis were eligible to participate in our 1993 Outside Director Stock Option Plan.

2003 Non-Employee Director Stock Option Plan

Our 2003 Non-Employee Director Stock Option Plan was adopted in order to attract and retain qualified directors. Our 2003 Non-Employee Director Stock Option Plan contemplates that on June 1 of each year, directors who served continuously on our Board during the twelve months immediately preceding such date and were not employed by us or any of our subsidiaries during that twelve month period will be granted a stock option covering 3,000 shares of common stock. These options will vest over a four year period, subject to acceleration in certain instances. For an eligible director who remains on our Board for the first five years of our 2003 Non-Employee Director Stock Option Plan, the operation of the Plan would be as follows:

Date	Effect

June 1, 2004	An option covering 3,000 shares is granted; we will refer to this option as “Option A”; no sharesare purchasable under Option A.
June 1, 2005	An option covering 3,000 shares is granted; we will refer to this option as “Option B”); 750 shares are purchasable under Option A; and no shares are purchasable under Option B.
June 1, 2006

An option covering 3,000 shares is granted; we will refer to this option as “Option C”; 1,500 shares are purchasable under Option A; 750 shares are purchasable under Option B; and no shares are purchasable under Option C.

June 1, 2007

An option covering 3,000 shares is granted; we will refer to this option as “Option D”; 2, 250 shares are purchasable under Option A; 1,500 shares are purchasableunder Option B; 750 shares are purchasable under Option C; and no shares are purchasable under Option D.

June 1, 2008

option covering 3,000 shares is granted; we will refer to this option as “Option E”; 3,000 shares are purchasable under Option A; 2,250 shares are purchasable under Option B; 1,500 shares are purchasable under Option C; 750 shares are purchasable under Option D; and no shares are purchasable under Option E.

During 2004, 2005 and 2006, we granted options covering 3,150, 3,308 and 3,150 shares, respectively, to each member of our Board, other than John J. Davis, pursuant to our 2003 Non-Employee Director Stock Option Plan. One half of the options granted in 2004, one fourth of the options granted in 2005 and none of the options granted in 2006 will be exercisable on or before March 16, 2007. We initially had 551,250 shares of our common stock authorized for issuance under our 2003 Non-Employee Director Stock Option Plan (as adjusted for stock splits and stock dividends) and 455,170 shares remained available for grant as of January 1, 2007.

There are no fees paid to any director of Center Bancorp for any meeting of the Center Bancorp Board of Directors. The chairman of the Audit Committee and the chairman of the Compensation Committee receive $500 for each committee meeting attended. Members of the Audit Committee and the Compensation Committee receive $300 for each committee meeting attended. Alexander A. Bol, Chairman of the Board of Union Center National Bank, receives a $15,000 annual retainer and $900 for each meeting of Union Center National Bank’s Board that he attends. All other directors of Union Center National Bank who are not officers of that Bank receive a $7,000 annual retainer and $900 for each meeting of the Union Center National Bank Board that they attend.

Under the Union Center National Bank Directors’ Retirement Plan, or “Directors’ Retirement Plan”, in effect since July 1, 1998, each non-employee member of the Board who completes at least 15 years of service as a member of the Board (including service on the Board prior to July 1, 1998), and who retires from the Board after having attained age 70, will be paid an annual retirement benefit of $8,500, payable monthly, commencing on his or her date of retirement and continuing for 180 payments. In the event that a director dies before receiving his or her entire benefit, the balance of such benefit will continue to be paid to the director’s surviving spouse until the earlier of such spouse’s death or the payment of all 180 such monthly installments. We have established a trust to set aside funds to help meet our obligations under the Directors’ Retirement Plan. While the assets of the trust will generally be used to pay benefits to participants and beneficiaries of the Directors’ Retirement Plan in accordance with the terms of the Directors’ Retirement Plan, the assets of the trust are subject to the claims of our general creditors in certain circumstances.

No deferrals were made by any of our directors during 2006 under our Union Center National Bank Deferred Compensation Plan for Senior Executives and Directors, or DCP, described previously in this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Hugo Barth III, Alexander A. Bol, Brenda Curtis, John J. DeLaney and William A. Thompson. Of the persons named, only Mr. Bol has served as an officer and/or employee of Center Bancorp or Union Center National Bank. Mr. Davis participates in determinations regarding compensation of all employees other than himself.

Directors Hugo Barth III, Kenneth W. Battiato, Alexander A. Bol, Brenda Curtis, John J. DeLaney, Jr., John J. Davis, Donald G. Kein, James J. Kennedy, Stephen J. LaMont, Paul Lomakin, Jr., Eugene V. Malinowski, Herbert Schiller, Norman F. Schroeder and William A. Thompson and certain of our officers and their associates are and have been customers of Union Center National Bank and have had loan transactions with Union Center National Bank in the ordinary course of business during 2006. All such transactions with these directors and officers and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time of such transactions for comparable persons not related to us or Union Center National Bank and did not involve more than a normal risk of collectibility or present other unfavorable features.

During 2006, a firm in which Director Norman F. Schroeder is a principal rendered building, construction and renovation services to Union Center National Bank in the normal course of business. The aggregate payments amounted to $174,640. Such firm has rendered and will continue to render services to Union Center National Bank in 2007. We believe that the cost of such services was reasonable and comparable to the cost of obtaining similar services in the market place. As we have done in the past with respect to business arrangements with Mr. Schroeder’s firm, the work performed by Mr. Schroeder’s firm was pre-approved by our Audit Committee. Since Mr. Schroeder’s firm normally supervises the work of third-parties, the Audit Committee typically reviews both the agreement between Mr. Schroeder’s firm and us and the agreement between the applicable third-party and us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Disclosure and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Disclosure and Analysis” be included in this proxy statement.

Hugo Barth III
Alexander A. Bol
Brenda Curtis
John J. DeLaney
William A. Thompson

Other Compensation Committee Matters

Charter. Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee’s charter is attached to this proxy statement as Annex A; the charter is not presently included on our Web site.

Authority, Processes and Procedures. Our Compensation Committee is responsible for administering our employee benefit plans, for establishing the compensation of our president and chief executive officer and for recommending to the Board the compensation of our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Davis participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants. Our Compensation Committee relies in part on the advice of compensation consultants to assist it in carrying out its duties. During our fiscal year ended December 31, 2006, the Compensation Committee engaged two compensation consulting firms, Clark Consulting and the IFM Group to provide recommendations regarding the forms and amounts of compensation of our president and chief executive officer as well as our other executive officers, including salary levels, bonus amounts and related performance targets, equity awards and long-term compensation arrangements. The Committee has also retained these firms to provide comparisons of our compensation practices to those of comparable financial institutions.

Audit Committee Matters

Charter. Our Board of Directors has established a separately-designated standing Audit Committee in accordance with Section 3(a0(58)(A) of the Securities Exchange Act of 1934. Our Board of Directors has defined the duties of its Audit Committee in a charter. We have attached a copy of the charter to this proxy statement as Annex B; the charter is not presently included on our Web site.

Independence of Audit Committee Members. Our Common Stock is listed on the Nasdaq National Market and Center Bancorp is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Financial Expert. Our Board of Directors has determined that one of the members of the Audit Committee, Eugene V. Malinowski, constitutes an “audit committee financial expert”, as such term is defined by the SEC. As noted above, Mr. Malinowski – as well as the other members of the Audit Committee – has been determined to be “independent”.

Audit Committee Report. In connection with the preparation and filing of Center Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006:

(1) the Audit Committee reviewed and discussed the audited financial statements with our management;

(2) the Audit Committee discussed with our independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended;

(3) the Audit Committee received the written disclosures and the letter from our independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with our independent auditors their independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By: The Audit Committee of the Board of Directors

Kenneth W. Battiato
Stephen J. LaMont
Eugene V. Malinowski
Herbert Schiller

Accounting Fees and Other Accounting Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by our principal independent accountant is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

Audit Fees. Audit fees billed or expected to be billed to us by our principal independent accountant for the audit of the financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2005 and 2006, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q during 2005 and 2006, totaled $255,000 and $210,867, respectively.

Audit-Related Fees. We were not billed by our principal independent accountant for assurance and related services during the fiscal years ended December 31, 2005 and 2006. Such services are defined as services which are reasonably related to the performance of the audit or review of our financial statements but are not reported under the immediately preceding paragraph.

Tax Fees. We were billed an aggregate of $30,000 and $7,916 by our principal independent accountant for the fiscal years ended December 31, 2005 and 2006, respectively, for tax services, principally representing advice regarding the preparation of income tax returns

All Other Fees. We were billed $69,500 and $0 by our principal independent accountant for the fiscal years ended December 31, 2005 and 2006, respectively, for all services not covered in the immediately three preceding paragraphs.

Other Matters. The Audit Committee has determined that the provision of all services provided by our principal independent accountant during the years ended December 31, 2005 and December 31, 2006 is compatible with maintaining the independence of our principal independent accountant.

KPMG LLP was our principal independent accountant during 2005 and through May 5 of 2006. Beard Miller Company LLP succeeded KPMG LLP as our principal independent accountant on May 5, 2006. The fees referred to above refer to fees paid to KPMG LLP for the year ended December 31, 2005 and fees paid to Beard Miller Company LLP for the year ended December 31, 2006.

Nominating Committee Matters

Independence of Nominating Committee Members. All members of the Nominating Committee of our Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders. The Nominating Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to our corporate Secretary at the principal executive offices of Center Bancorp not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

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must satisfy any legal requirements applicable to members of  the Board;

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must have business or professional experience that will enable uch nominee to provide useful input to the Board in its deliberations;

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must have a reputation, in one or more of the communities serviced by Center Bancorp and its subsidiaries, for honesty and ethical conduct;

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must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and

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must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating Committee’s charter provides that there will be no differences in the manner in which the nominating committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

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a review of the information provided to the Nominating Committee by the proponent;

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if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

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a personal interview of the candidate,

together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third Party Recommendations. In connection with the 2007 Annual Meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of our common stock for at least one year. As described more fully below under the caption “Contacts With a Dissident Shareholder Group”, the Nominating Committee received a letter from a shareholder owning 100 shares of our common stock nominating three individuals – Lawrence Seidman, Harold Schechter and Raymond Vanaria – to our Board. The Nominating Committee met with each of these individuals and determined not to nominate any of these individuals.

Charter. Our Board of Directors has defined the duties of its Nominating Committee in a charter. A copy of the Nominating Committee’s charter is attached to this proxy statement as Annex C; the charter is not presently included on our Web site.

Contacts With a Dissident Shareholder Group. Through the date of this proxy statement, we have had the following substantive contacts with Lawrence Seidman, Harold Schechter, Raymond Vanaria and their counsel:

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On June 27, 2006, Mr. Seidman’s attorney nominated Messrs. Seidman, Vanaria, and Schechter for election to the Company’s Board of Directors at our 2007 annual meeting..

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On June 29, 2006, Mr. Seidman and others filed a Schedule 13D, summarized above, disclosing ownership of more than 5% of our outstanding common stock. To date, that filing has been amended on five occasions – September 27, 2006, November 1, 2006, January 3, 2007, January 30, 2007 and February 1, 2007.

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Subsequent to the submission of this nomination, Mr. Seidman spoke with our chief executive officer, John J. Davis, requesting a meeting with Mr. Davis and any other directors Mr. Davis thought appropriate.

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On August 1, Mr. Davis and our counsel met with Mr. Seidman and his counsel. At that meeting, Mr. Seidman requested that our Board be expanded by one and that he be nominated to the Board immediately. He advised Mr. Davis that he would instruct his counsel to withdraw the two other nominations if he were added to the Board. Mr. Seidman presented a criticism of our financial performance and offered certain suggestions regarding means for improving performance. Mr. Davis advised Mr. Seidman that we would seek to respond to his request for a Board position by September 30, 2006.

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On September 21, 2006, we issued a press release stating that the Board had decided to decline Mr. Seidman’s request. We stated that our Board “… carefully weighed several factors during its deliberations on the matter, including its long-term strategy to grow profits and reposition the Company’s balance sheet, Mr. Seidman’s lack of a specific plan to deliver superior value to shareholders and the disruptive effect of adding Mr. Seidman to the Board.”

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On September 27, 2006, Mr. Seidman sent a letter to us responding to our September 21, 2006 press release. In that letter, he criticized balance sheet restructurings previously implemented by us and disputed our view that adding Mr. Seidman to the Board would have a “disruptive effect.” Mr. Seidman questioned our bases for making such an accusation, requested that Mr. Davis not be re-elected to the Board and requested that Mr. Davis’ employment be terminated.

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On November 2, 2006, Mr. Seidman sent a letter to Mr. Davis criticizing the Company’s earnings performance.

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On or about November 8, 2006, we invited Messrs. Schechter, Vanaria and Seidman to meet with our Nominating Committee.

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On December 7, 2006, Messrs Seidman, Vanaria, and Schechter were interviewed separately by our Nominating Committee. During these interviews, Mr. Seidman and his colleagues provided the Nominating Committee with their business and professional backgrounds and answered questions posed by our Nominating Committee and counsel.

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On January 30, 2007, we issued a press release announcing that our Board had nominated Brenda Curtis, Donald Kein, Norman F. Schroeder, and Mr. Davis for re-election to the Board at the 2007 Annual Meeting, and had rejected the nominations of Messrs Seidman, Schechter and Vanaria. We stated that the Nominating Committee had concluded that “there would be few, if any, benefits derived by adding these individuals to the Board. Mr. Seidman’s history of conflict with federal bank regulators and with several banks led the Nominating Committee to conclude that Messrs. Seidman, Schechter and Vanaria would more likely threaten than advance the Company’s implementation of its strategic plan and its progress going forward.”

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On January 30, 2007, Mr. Seidman sent a letter to Mr. Davis criticizing the Company’s earnings performance.

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By letter dated January 31, 2007, Mr. Seidman requested that we provide him with our most current shareholder lists. We provided such lists to Mr. Seidman after he signed a confidentiality agreement at our request.

•

In March 2007, we and our counsel received complaints from Mr. Seidman that we were not providing him with updates to shareholders lists as promptly as he expected.

•

On March 14, 2007, our counsel sent a letter to Mr. Seidman advising him that we had instructed our proxy solicitor to arrange for copies of shareholder lists to be made available to Mr. Seidman’s proxy solicitor promptly upon receipt of such lists by our proxy solicitor.

•

On March 16, 2007, we announced that we had entered into an agreement to acquire Beacon Trust Company, a limited purpose trust company organized under New Jersey’s banking laws. On the same day, Mr. Seidman called the chief executive officer of Beacon Trust Company and Mr. Davis. In his call with Mr. Davis, Mr. Seidman indicated that he was seeking certain information regarding the proposed acquisition and seeking certain clarifications with respect to the availability of shareholder lists. Mr. Seidman was advised that we could not provide information regarding Beacon to him that was not made generally available to shareholders and that we intended to file a copy of the merger agreement in the near future, as we did on March 20, 2007.

•

On March 20, 2007, Mr. Davis received a letter from Mr. Seidman seeking information regarding compensation matters associated with cost control initiatives that we announced earlier in March.

•

On March 30, 2007, Mr. Davis sent a letter to Mr. Seidman responding to Mr. Seidman’s letter concerning compensation matters.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons holding more than 10% of a registered class of the equity securities of Center Bancorp to file with the SEC and to provide us with initial reports of ownership, reports of changes in ownership and annual reports of ownership of our common stock and other equity securities. As a result of the adoption of the Sarbanes-Oxley Act of 2002, the reporting obligations with respect to certain transactions were accelerated to 48 business hours after the transaction. Based solely upon a review of such reports furnished to us, we believe that all such Section 16(a) reports were timely filed with respect to the year ended December 31, 2006, except that directors Norman Schroeder and John J. DeLaney each inadvertently filed one report on Form 4 late disclosing one transaction. In each instance, a Form 4 was filed promptly after the late filing was discovered.

INDEPENDENT PUBLIC AUDITORS

The Audit Committee of our Board of Directors has appointed Beard Miller Company LLP, or Beard Miller, to perform the function of independent public auditors for the year ending December 31, 2007. Representatives of Beard Miller are expected to attend our annual meeting and will be available to respond to appropriate questions of shareholders. Such representatives will have an opportunity to make a statement at the annual meeting if they so desire.

On May 5, 2006, the Audit Committee of our Board of Directors approved the dismissal of KPMG LLP, or KPMG, as our principal accountants and appointed Beard Miller as our principal accountants.

During the years ended December 31, 2004 and 2005, and during the subsequent period through the date on which we reported this matter in a Current Report on Form 8-K, there were:

•

no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreements in connection with KPMG’s report on our financial statements for the years ended December 31, 2004 and 2005; and

•

other than with respect to the material weakness described below, no “reportable events” (as defined in Item 304(a)(v) of regulation S-K). Further, the audit reports of KPMG on the consolidated financial statements of Center Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

KPMG’s audit report on the consolidated financial statements of Center Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2005 and 2004 contained the following statement:

“We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Center Bancorp, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 8, 2006 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.”

In connection with its preparation of our consolidated financial statements as of and for the years ended December 31, 2005 and 2004, we identified a material weakness in internal control over financial reporting as of December 31, 2005 related to accounting for income taxes. Specifically, we did not employ an adequate number of skilled personnel in our tax department to prepare the reconciliation of internal tax schedules to the general ledger and supporting documentation in a timely manner, and there was inadequate and ineffective analysis and management review of the relevant documentation supporting the deferred tax accounts related to the accounting for an acquisition of a business. As a result, material misstatements were identified in our deferred tax assets and liabilities and income tax expense accounts. Further, there was more than a remote likelihood that a material misstatement of our interim or annual financial statements would not be prevented or detected. The Audit Committee discussed this material weakness with KPMG. KPMG was authorized by us to fully respond to the inquiries of Beard Miller concerning the material weakness.

We requested KPMG to furnish a letter, pursuant to Item 304(a)(3) of the SEC’s Regulation S-K, addressed to the SEC, stating whether it agrees with the above statements. We filed a copy of that letter with the SEC on May 17, 2006.

During the years ended December 31, 2005 and 2004, and during the subsequent period through the date on which we reported this matter in a Current Report on Form 8-K, we did not consult with Beard Miller regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements or any of the matters or events set forth in Item 304(a)(2)(ii) of the SEC’s Regulation S-K.

SHAREHOLDER MATTERS

SEC regulations permit shareholders to submit proposals for consideration at annual meetings of shareholders. Any such proposals for our Annual Meeting of Shareholders to be held in 2008 must be submitted to Center Bancorp on or before January 15, 2008 and must comply with applicable regulations of the SEC in order to be included in proxy materials relating to that meeting. If a shareholder notifies Center Bancorp after February 14, 2008 of an intent to present a proposal at Center Bancorp’s Annual Meeting of Shareholders to be held in 2008, Center Bancorp will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials.

Our Board has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Chairman of the Board of Center Bancorp and should be sent to such individual c/o Center Bancorp, Inc., 2455 Morris Avenue, Union, New Jersey 07083. Any

such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board, upon the Chairman’s receipt of such a communication, our corporate Secretary will send a copy of such communication to each member of our Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of our Board held more than two days after such communication has been distributed, our Board will consider the substance of any such communication.

Our Board members are encouraged, but not required by any specific Board policy, to attend Center Bancorp’s annual meeting of shareholders. All of the members of our Board attended our 2006 annual meeting of shareholders.

OTHER MATTERS

Our Board is not aware that any other matters are to be presented for action, but if any other matters properly come before the Annual Meeting, or any adjournments thereof, the holder of any proxy is authorized to vote thereon at his or her discretion.

Copies of the charters of our Compensation Committee, Nominating Committee and Audit Committee are set forth in annexes to this proxy statement and do not appear on our web site.

A copy of the Annual Report of Center Bancorp and Union Center National Bank for the year ended December 31, 2006 is being mailed to shareholders with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 (EXCLUDING EXHIBITS) WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER MAKING A WRITTEN REQUEST FOR THE SAME TO ANTHONY C. WEAGLEY, VICE PRESIDENT AND TREASURER, CENTER BANCORP, INC., 2455 MORRIS AVENUE, UNION, NEW JERSEY 07083.

By Order of the Board of Directors

John J. Davis
President and Chief Executive Officer

Dated: April 5, 2007

ANNEX A

CHARTER OF THE COMPENSATION COMMITTEE

The Compensation Committee is appointed by the Board of Directors of Center Bancorp, Inc. (the “Board”) to assist the Board in fulfilling its responsibilities with respect to the compensation of the officers and employees of Center Bancorp, Inc. and its subsidiaries (collectively, the “Company”). The Compensation Committee’s duties and responsibilities are to:

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administer the employee benefit plans of the Company designated for such administration by the Board;

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establish the compensation of the Company’s Chief Executive Officer and President (subject to the terms of any existing employment agreement);

•

with input from the Company’s Chief Executive Officer and President, establish or recommend to the Board the compensation of the Company’s other executive officers (subject to the terms of any existing employment agreement); and

•

monitor the Company’s overall compensation policies and employment benefit plans.

Pursuant to this Charter:

1. THE COMMITTEE

The Compensation Committee:

•

shall consist of not less than three members of the Board, the exact number to be established by the board of directors from time to time;

•

shall consist solely of individuals who meet the independence standards set forth in Securities and Exchange Commission rules and in the listing standards applicable to the Company; and

•

shall consist solely of members who are appointed by, and who may be removed by, the Board.

2. SCOPE

The Committee serves at the pleasure of the Board.

3. ADDITIONAL AUTHORITY.

The Compensation Committee shall have the authority, in its discretion, to retain outside counsel and other advisors.

ANNEX B

CHARTER OF THE AUDIT COMMITTEE

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

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Assume direct responsibility for the appointment, compensation, evaluation of the work and, where appropriate, the replacement of the Company’s independent auditors, including resolution of any disagreements that may arise between the Company’s management and the Company’s independent auditors regarding financial reporting.

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Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

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Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

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Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

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Encourage adherence to, and continued improvement of, the Company’s accounting policies, procedures, and practices at all levels; review of potential significant financial risk to the Company; and monitor compliance with legal and regulatory requirements.

•

Assure the ultimate accountability of the independent auditors to the Board of Directors and the Audit Committee, as representatives of the Company’s shareholders.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the authority to retain, at the Company’s expense, independent legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

Audit Committee members shall meet the applicable independence requirements of the National Association of Securities Dealers (the “NASD”), the Securities and Exchange Commission (the “SEC”) and the Sarbanes-Oxley Act of 2002 (the “Act”). The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent (as defined by applicable rules of the NASD and the SEC) directors, free from any relationship that would interfere with the exercise of his or her independent judgment, and no Audit Committee member may, other than in the capacity of an Audit Committee or board member, accept any consulting, advisory, or other compensatory fee from the Company or its subsidiaries or be an affiliated person of the Company or its subsidiaries. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. It is the intention of the Board to assure that at least one member of the Audit Committee shall satisfy the requirements of an “audit committee financial expert” (as defined under the Act and pursuant to regulations of the SEC).

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee shall meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee, or its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors review procedures.

III. Audit Committee Responsibilities and Duties

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published in the Company’s proxy statement at least every three years in accordance with SEC regulations.

2. Require the independent auditors to advise the Audit Committee in advance in the event that the independent auditors intend to provide any professional services to the Company other than services provided in connection with an audit or a review of the Company’s financial statements (“non-audit services”). Approve in advance all audit, review or attest engagements and all permitted non-audit services performed by the Company’s independent auditors.

3. Review all non-audit services provided by the Company’s auditors and obtain confirmations from time to time from the Company’s outside auditing firm that such firm is not providing to the Company (i) any of the non-auditing services listed in Section 10A(g) of the Securities Exchange Act of 1934, or (ii) any other non-audit service or any auditing service that has not been approved in advance by the Audit Committee.

4. Approve the provision of non-audit services that have not been pre-approved by the Audit Committee, but only to the extent that such non-audit services qualify under the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934. Record in its minutes and report to the Board all approvals of audit services and non-audit services granted by the Audit Committee.

5. Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

6. In consultation with the management, the independent auditors, and the internal auditor, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

7. Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire audit committee for purposes of this review.

8. Review the independence and performance of the independent auditors and annually appoint the independent auditors or discharge the independent auditors when circumstances warrant. The Audit Committee shall require the independent auditors to submit, on an annual basis, a formal written statement consistent with Independent Standards Board Standard 1, setting forth all relationships between the independent auditors and the Company that may affect the objectivity and independence of the independent auditors. Such statement shall confirm that the independent auditors are not aware of any conflict of interest prohibited by Section 10A(i) of the Securities Exchange Act of 1934. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors. The Audit Committee shall take, or recommend to the full Board that the full Board take, appropriate action to oversee the independence of the independent auditors.

9. Establish procedures for the receipt, retention and processing of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and for the confidential submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

10. On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

11. Review the independent auditors’ audit plan – discuss scope, staffing, locations, reliance upon management and internal audit, and the general audit approach.

12. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

13. Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting and ensure the auditing firm reports to the Audit Committee under the requirements set forth in Section 204 of the Act.

14. Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed.

15. Review the appointment, performance, and replacement of the senior internal audit executive

16. Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

17. On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

18. On at least an annual basis, review with the Company’s counsel, the Code of Conduct for Directors, Officers and Employees of Center Bancorp, Inc. and Subsidiaries with respect to Conflict of Interest policies along with reports of outside associations and activities.

19. Commencing on such date as Section 102(a) of the Act becomes effective, obtain confirmation from the independent auditors at the commencement of each audit that such firm is a “registered public accounting firm” as such term is defined under the Act.

20. Require the independent auditors to report to the Audit Committee all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, ramifications of the use of such alternative disclosures and treatments, the treatments preferred by the independent auditors and other material written communications between the independent auditors and the Company’s management, including management’s letters and schedules of unadjusted differences.

21. Investigate or consider such other matters within the scope of its responsibilities and duties as the Audit Committee may, in its discretion, determine to be advisable.

Other Audit Committee Responsibilities

22. Annually prepare a report to shareholders as required by the Securities and Exchange Commission, such report to be included in the Company’s annual proxy statement.

23. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

24. Review any proposed transactions (other than loans which are not required to be disclosed in the Company’s proxy statements) between (x) a director or executive officer of the Company or its subsidiaries (or any entity affiliated with such individuals) and (y) the Company or its subsidiaries; and monitor such transactions.

25. Annually prepare a report to shareholders as required by the Securities and Exchange Commission, such report to be included in the Company’s annual proxy statement.

ANNEX C

CHARTER OF THE NOMINATING COMMITTEE

Purposes of the Nominating Committee

The purposes of the Nominating Committee are:

•

to consider proposals made by shareholders and others to nominate specific individuals to the board of directors of Center Bancorp, Inc. (the “Company”);

•

to identify qualified individuals for membership on such board (the “Board”) ; and

•

to recommend to the Board the director nominees for election at each annual meeting of shareholders and at each other meeting of shareholders at which directors are to be elected.

Membership of the Nominating Committee

The Nominating Committee:

•

shall consist of not less than three members of the Board, the exact number to be established by the board of directors from time to time;

•

shall consist solely of individuals who meet the independence standards set forth in Securities and Exchange Commission rules and in the listing standards applicable to the Company; and

•

shall consist solely of members who are appointed by, and who may be removed by, the Board.

Criteria for Nomination to the Board of Directors

Each individual nominated by the Nominating Committee to serve on the Board of Directors shall, in the Nominating Committee’s opinion, satisfy the following criteria (the “Minimum Criteria”) together with such other criteria as shall be established by the Nominating Committee:

•

such nominee shall satisfy any legal requirements applicable to members of the Board;

•

such nominee shall have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•

such nominee shall have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;

•

such nominee shall have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation; and

•

such nominee shall have experience, either as a member of the board of directors of another public or private corporation or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Procedures to be Followed with Respect to the Submission of Names for Consideration by the Nominating Committee.

The following procedures (the “Minimum Procedures”) shall be utilized in considering any candidate for election to the Board at an annual meeting, other than candidates who have previously served on the Board or who are recommended by the Board. A nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a notice as described above. Such notice shall set forth as to each person whom the proponent proposes to nominate for election as a director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate satisfies the Minimum Criteria and any Additional Criteria (as defined below) established by the Nominating Committee.

In the event that a director is to be nominated at a special meeting of shareholders or is to be elected by the Board, the Nominating Committee shall develop procedures designed to conform, as nearly as practicable, to the procedures applicable to elections of Board members at annual meetings.

The Nominating Committee may, but shall not be required to, develop other procedures (the “Additional Procedures”) designed to supplement the Minimum Procedures.

Processes to be Followed in Considering Candidates

Candidates to serve on the Board shall be identified from such sources as shall be available to the Nominating Committee, including without limitation recommendations made by shareholders.

There shall be no differences in the manner in which the Nominating Committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process shall include (i) a review of the information provided to the Nominating Committee by the proponent, (ii) if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating Committee, and (iii) a personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

Duties of the Nominating Committee

The Nominating Committee shall:

•

determine whether other criteria (the “Additional Criteria”), beyond the Minimum Criteria, should apply in nominating members of the Board, such Additional Criteria to

•

reflect, at a minimum, all applicable laws, rules, regulations and listing standards applicable to the Company, and

•

take into account a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the board of directors;

•

determine whether the Minimum Procedures should be supplemented with Additional Procedures relating to the information to be submitted to the Nominating Committee regarding prospective candidates;

•

annually review the size, composition and needs of the Board and make recommendations to the Board;

•

recommend to the Board the director nominees for election at the next annual meeting of shareholders;

•

consider and recommend candidates for appointment to the Board to the extent vacancies arise between annual meetings of shareholders;

•

consider director candidates submitted by shareholders and other third-parties, in accordance with the Minimum Procedures and any Additional Procedures adopted by the Nominating Committee; and

•

annually review the Nominating Committee charter and recommend to the Board any changes it deems necessary or desirable.

Meetings of the Nominating Committee

The Nominating Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. At the discretion of the chairperson of the Nominating Committee, but at least once each year for all or a portion of a meeting, the members of the Nominating Committee shall meet in executive session, without any members of management present.

Additional Authority of the Nominating Committee

The Nominating Committee shall have the authority, in its discretion, to retain outside counsel and other advisors.

CENTER BANCORP, INC.

Proxy for Annual Meeting of Shareholders

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned shareholder of Center Bancorp, Inc., Union, New Jersey, do hereby constitute and appoint Charles E. Nunn, Jr., John F. McGowan and Lori A. Wunder, or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead to vote all of the common stock of said corporation standing in my name on its books on April 2, 2007, 2007, at the annual meeting of shareholders to be held at the Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey 07083 on May 15, 2007 at 10:00 o’clock a.m. or at any adjournments thereof, with all powers the undersigned would possess if personally present, as shown on the reverse side.

(See Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders – May 15, 2007

CENTER BANCORP, INC.

☐  Please mark your votes as in this example.

This proxy is being solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

1.  Election of Directors for three year terms ending in 2010

Nominees:	Brenda Curtis,	John J. Davis,	Donald G. Kein	and Norman F. Schroeder

Instruction: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

Grant Authority	Withhold Authority
for all nominees	for all nominees
☐	☐

2.  Other Business – Whatever other business may be brought before the meeting or any adjournment thereof.

If any other business is presented at said meeting, this proxy shall be voted in accordance with the recommendations of management. Unless otherwise specified, execution of this proxy will confer authority to the persons named herein as proxies to vote shares in favor of the Board’s nominees for directors.

Important: To assure your representation at the meeting, please date, sign and mail this proxy promptly in the envelope provided.

NOTE: When signing as attorney, executor, administrator, trustee or guardian, please give full titles. If more than one trustee, all should sign. All joint owners should sign.

Signature: _______________________

Signature: _______________________

Dated: ____________, 2007